SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

TANOX, INC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TANOX, INC.

10555 Stella Link

Houston, Texas 77025

April 15, 2004

Dear Stockholder:

On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Tanox, Inc. It will be held at our corporate offices located at 10555 Stella Link, Houston, Texas 77025, on Friday, June 4, 2004, at 10:00 a.m.

It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that voting by proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the following pages. Our 2003 Annual Report on Form 10-K is also enclosed.

In addition to the formal items of business to be brought before the meeting, there will be a report on Tanox’s operations during 2003, followed by a question and answer period. Your interest in Tanox is appreciated, and we look forward to seeing you on June 4th.

Sincerely,

Nancy T. Chang

President and Chief Executive Officer

TANOX, INC.

10555 Stella Link

Houston, Texas 77025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	10:00 a.m. on Friday, June 4, 2004

PLACE:	10555 Stella Link

Houston, Texas

ITEMS OF BUSINESS:	1.	Elect two Class I directors to serve for three-year terms

	2.	Approve an amendment to the 2000 Non-Employee Directors’ Stock Option Plan

	3.	Ratify the appointment of Ernst & Young LLP as independent auditors for 2004

	4.	Consider such other business as may properly come before the meeting

RECORD DATE:	You are entitled to vote if you were a stockholder at the close of business on April 8, 2004.

PROXY VOTING:	It is important that your shares be voted at the meeting. You are cordially invited to attend the meeting and vote in person. If you are unable to attend the meeting, please vote by signing, dating and returning the accompanying proxy card as soon as possible.

Katie-Pat Bowman

Vice President, General Counsel

and Corporate Secretary

April 15, 2004

This notice of meeting and proxy statement and accompanying proxy card are being distributed on or about April 26, 2004.

TANOX INC.

10555 Stella Link

Houston, Texas 77025

PROXY STATEMENT

INTRODUCTION

The Board of Directors of Tanox Inc. is soliciting proxies to be used at the 2004 annual meeting of stockholders. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

VOTING PROCEDURES

Who May Vote

Holders of record of Tanox common stock at the close of business on April 8, 2004 will be entitled to vote their shares at the annual meeting. Your shares can be voted at the annual meeting only if are present in person or represented by a valid proxy.

How To Vote

If you are a stockholder of record, you may vote by either:

1.	Attending the meeting; or

2.	Signing, dating and returning your proxy card in the envelope provided.

If you hold your shares through someone else, such as a bank or broker, you will be able to vote by following the voting instruction form you receive from your bank or broker.

If you return your signed proxy, your shares will be voted as you direct. If any other items of business properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

Proxies Can Be Revoked

You can revoke your proxy at any time before it is voted at the annual meeting in any of the following ways:

1. By sending a written notice of revocation to the Corporate Secretary of Tanox at its principal office at 10555 Stella Link, Houston, Texas 77025;

2. By sending another proxy that is properly signed and bearing a date that is later than the proxy being revoked; or

3. By voting in person at the annual meeting.

Meeting Attendance

Only stockholders, their proxy holders and Tanox’s guests may attend the annual meeting. If you plan to attend, you must be a stockholder of record as of April 8, 2004, or you must bring with you a brokerage statement or other evidence that you are a beneficial owner of common stock on April 8, 2004.

Shares Outstanding and Quorum

As of the record date, Tanox had 44,497,126 shares of common stock outstanding. Each share of common stock is entitled to one vote. A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum at the meeting.

Required Votes

The inspector of election will tabulate all votes at the annual meeting. You may vote either “For” each director nominee or withhold your vote from either one or both nominees. You may vote “For” or “Against” or “Abstain” from voting on each of the proposals to amend the 2000 Non-Employee Directors’ Stock Option Plan and to ratify the appointment of Ernst & Young LLP as independent auditors for 2004. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares on your behalf does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received timely instructions from you. The broker is permitted to vote your shares on the election of directors and the appointment of Ernst & Young LLP as independent auditors even if you do not provide timely voting instructions. However, the broker may not vote your shares on the proposal to amend the 2000 Non-Employee Directors’ Stock Option Plan without your instructions.

The proposal to approve the amendment to the 2000 Non-Employee Directors’ Stock Option Plan will require approval by a majority of the total votes cast on the proposal, in person or by proxy. Neither abstentions from voting nor broker non-votes are treated as “votes cast” and, accordingly, neither will have an effect on the voting outcome. The proposal to ratify the appointment of Ernst & Young LLP will require approval by the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting. Abstentions will be included in the voting tally and will have the same effect as a vote against that proposal. Although broker non-votes are considered present for quorum purposes, they are not considered “entitled to vote” with respect to the particular matter. Accordingly, broker non-votes will not affect the outcome of the voting. The directors will be elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the annual meeting.

Expenses of Solicitation

Solicitation of proxies for use at the annual meeting may be made by mail, telephone or in person, by directors, officers and regular employees of Tanox. These persons will receive no additional compensation for any solicitation activities. Tanox will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such entities, and Tanox will, upon the request of those record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies from Tanox stockholders will be borne by Tanox.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Tanox’s bylaws provide that the Board of Directors will consist of not less than one or more than nine directors. The number of authorized directors is currently set at six. The Board of Directors is classified into three classes, designated Class I, Class II and Class III, with terms expiring in 2004, 2005 and 2006, respectively. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting to serve full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.

Unless you withhold authority to vote for the director in the proxy, your shares will be voted for the nominees listed below. The nominees have indicated a willingness to serve as director, but if they should decline or be unable to act as director, the persons named in the proxy will vote for the election of other persons the Board of Directors recommends.

The Board of Directors recommends that you vote for election of the nominees listed below. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

The term of office for the Class I directors expires at this annual meeting. The Board of Directors has selected the nominees listed below for election as Class I directors. If elected, they will serve until the annual meeting of stockholders in 2007 or until they resign or are succeeded by other qualified directors who have been elected. The terms of office of all other directors expire at the annual meeting in 2005 or 2006, as the case may be. Following is biographical information regarding the nominees for director and each current director.

Nominees for Class I Director for Three-Year Terms to Expire in 2007

Osama I. Mikhail, Ph.D Age 56 Director since 1994	Dr. Mikhail has served as Senior Vice President and Chief Strategic Officer of St. Luke’s Episcopal Health System since September 1998, and also served in that capacity from 1992 through 1994. He is also a Professor of Management and Policy Sciences at the University of Texas, School of Public Health, in the Texas Medical Center, Houston, Texas, a position he has held since 1989. Dr. Mikhail was elected non-executive Chairman of the Board of Directors of Tanox in November 2003. Dr. Mikhail received an MBA from the University of Pennsylvania’s Wharton School and an M.S. and Ph.D. from the Graduate School of Industrial Administration, Carnegie-Mellon University.

Peter G. Traber, M.D. Age 49 Director since March 19, 2004	Dr. Traber has served as President and Chief Executive Officer and a Professor of Medicine at Baylor College of Medicine since March 2003. From March 2001 to February 2003, he served as Senior Vice President for Clinical Development & Medical Affairs and Chief Medical Officer at GlaxoSmithKline (GSK), where he was responsible for worldwide clinical development programs for GSK’s Phase II-IV portfolio. He was Senior Vice President, Clinical Pharmacology and Experimental Medicine at SmithKline Beechum from September 2000 until the merger with Glaxo Wellcome in March 2001. From February 2000 until September 2000, Dr. Traber was Chief Executive Officer of the University of Pennsylvania Health System in Philadelphia. During that time he also served as Interim Dean for the University of Pennsylvania School of Medicine after serving as Chair of the Department of Internal Medicine at the school from July 1997 to February 2000. Dr. Traber received his M.D. at Wayne State Medical School in Detroit in 1981, and served a residency in internal medicine at Northwestern University Medical School in Chicago, where he also did a fellowship in gastroenterology.

Information on Directors Continuing in Office

Class II Directors with Terms Expiring in 2005:

Heinz Wolf Bull, Dipl. Kfm Age 65 Director since 2000	Dipl.Kfm. Bull served as the Chief Executive Officer of the pharmaceutical division (ALTANA Pharma AG, formerly Byk Gulden Lomberg GmbH (“ALTANA Pharma”)) of ALTANA AG, a strategic management holding company based in Germany, and member of the Executive Board of ALTANA AG, from January 1988 until December 31, 1999. Since January 1, 2000, he has been a non-executive director of ALTANA Pharma and CEO of ALTANA VC-Fund, a corporate venture capital fund investing in start-up companies and consulting such companies primarily in technology projects. He served in various other capacities at Byk between 1972 and 1988, including Vice President of International Operations, and General Manager of both the Austrian and Italian operating companies. Dipl.Kfm. Bull is a member of the Executive Board of Recordati SpA, an international pharmaceutical company based in Italy, and serves on its Audit and Compensation Committees. He is also a member of the Supervisory Board of Sunways AG, a manufacturing company of photovoltaic cells based in Germany, and he serves as Chairman of its Audit Committee. Dipl.Kfm. Bull received his Economics degree from University of Mannheim, Germany. He has been an associate professor for international marketing at Dornbirn (Austria) University of Applied Sciences since 2000.

Tse Wen Chang, Ph.D Age 56 Director since 1986	Dr. Tse Wen Chang is one of our co-founders and served as our Vice President of Research and Development and Chief Scientific Officer from March 1986 until January 1997 when he resigned that position to assume the position of Dean of the College of Life Sciences at National Tsing Hua University in Hsinchu, Taiwan. Dr. Chang is currently a professor there. From May 2000 until March 2003, Dr. Chang was President of the Development Center for Biotechnology, a non-profit research organization that promotes biotechnology in Taiwan. Dr. Chang was a professor at Baylor College of Medicine in the Division of Molecular Virology from 1986 to 1991. Dr. Chang obtained his Ph.D. from Harvard University in cell and developmental biology.

Class III Directors with a Term Expiring in 2006:

Nancy T. Chang, Ph.D Age 54 Director since 1986	Dr. Nancy T. Chang is one of our co-founders. She has served as our President since our organization in March 1986 and as our Chief Executive Officer since June 1990. She also served as our Chairman of the Board from March 1986 until November 2003. From 1986 to 1992, Dr. Chang served as an Associate Professor at Baylor College of Medicine in the Division of Molecular Virology. Between 1981 and 1986, Dr. Chang was employed by Centocor, Inc., serving as the Director of Research, Molecular Biology Group, from 1984 to 1986. From 1980 to 1981, she was employed by Roche Institute of Molecular Biology. Dr. Chang received her Ph.D. in biological chemistry from Harvard University.

William J. Jenkins, M.D Age 56 Director since 1999	Dr. Jenkins has been a strategic consultant to the pharmaceutical industry since April 1999. Prior to that, he served as Head of Clinical Development and Regulatory Affairs and as a member of the board of directors of Novartis Pharma AG, an international pharmaceutical company based in Basel, Switzerland, since 1992. Dr. Jenkins served as Head of Clinical Research for the Glaxo Group from 1988 to 1992. Dr. Jenkins is a director of ViroLogic, Inc., a biotechnology company. He is also a director of Nicholas Piramal India Limited, India’s second largest pharmaceutical and healthcare company. Dr. Jenkins received his medical degrees from the University of Cambridge.

Code of Ethics

Tanox has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K, known as its Code of Business Conduct. It applies to all employees, including its principal executive officer and principal financial and accounting officer(s). Tanox has also adopted a Code of Business Conduct and Ethics for Directors. Both the Code of Business Conduct and the Code of Business Conduct and Ethics for Directors have been posted on our website at www.tanox.com. Any amendment to, or waiver of, a provision of the Code of Business Conduct that applies to Tanox’s principal executive officer or principal financial and accounting officer(s) and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K will also be posted on our website.

Board Committees

The Board of Directors has designated an Audit Committee, a Compensation Committee and, effective November 2003, a Governance and Nominating Committee.

Audit Committee

Members:

Heinz W. Bull, Chairman *

William J. Jenkins

Osama I. Mikhail

*       The Board has determined that Dipl.Kfm. Bull is qualified as an audit committee financial expert within the meaning of SEC regulations and applicable Nasdaq listing standards.

Number of meetings in 2003: five

Principal
Functions:	The Board has adopted a written charter for the Audit Committee. Under the charter, this Committee is responsible for:

•	overseeing Tanox’s internal control structure, financial reporting, and legal and ethical compliance program, and reviewing with Tanox’s counsel any legal matter that could have a significant impact on the financial statements;

•	selecting the independent auditing firm and approving the fees and other compensation to be paid to the firm;

•	reviewing with financial management and the independent auditors interim financial statements prior to filing the Form 10-Q or prior to the release of earnings;

•	receiving and acting on reports and comments from Tanox’s independent auditors regarding internal controls and other matters;

•	considering and approving material changes to auditing and accounting principles as suggested by independent auditors or management;

•	reviewing and recommending inclusion of the annual financial statements in the annual report on Form 10-K, and reviewing other reports or financial information submitted to government agencies, stockholders or the general public; and

•	maintaining direct lines of communication with the board of directors and Tanox’s management and independent auditors.

Compensation Committee

Members:	Osama I. Mikhail, Chairman Tse Wen Chang Peter G. Traber

Number of Meetings in 2003: five

Principal
Functions:	The Compensation Committee is responsible for making decisions with respect to the compensation of all officers and other key executives including:

•	annual base salary;

•	annual incentive opportunity level;

•	long-term incentive opportunity level (including stock option grants);

•	employment agreements, severance arrangements and change in control provisions; and

•	any other special or supplemental benefits.

Governance and Nominating Committee

Members:	William J. Jenkins, Chairman Osama I. Mikhail Heinz W. Bull

Number of meetings in 2003: none

Principal
Functions:	The charter for the Governance and Nominating Committee can be found on our website at www.tanox.com. Under the charter, this Committee is responsible for:

•	establishing director qualification standards;

•	identifying and nominating qualified candidates for the Board and reviewing director candidates recommended by stockholders;

•	reviewing and making recommendations with respect to the size of the Board, the responsibilities of Board Committees and Committee membership;

•	developing and recommending appropriate modifications to the Tanox Corporate Governance Guidelines, Certificate of Incorporation and Bylaws, and making recommendations as appropriate with respect to developments in corporate governance;

•	considering questions of possible conflicts of interest of Board members and executive officers; and

•	overseeing an annual evaluation of the Board, its Committees and each director.

Board and Board Committee Meetings

In February 2004, the board adopted Corporate Governance Guidelines, which can be found on our website at www.tanox.com. Under the Guidelines, all directors are expected to diligently prepare for Board and committee meetings, attend meetings of the Board and of all the committees on which they serve, and actively participate in such meetings, drawing upon their knowledge, background and expertise, as appropriate, in addressing agenda items. While we do not have a formal policy regarding director attendance at annual meetings, we generally schedule the annual meeting of stockholders on the same day as a regular board meeting. All of the five directors who then constituted our Board of Directors attended the 2003 Annual Stockholders Meeting.

The Board of Directors generally holds four regular meetings per year and schedules special meetings when required. During 2003, the Board held eight meetings. All directors attended at least 75% of the meetings of the Board of Directors and the Board committees of which they are members. Our non-management directors regularly meet in executive session without any members of management present.

Board Independence

Effective January 1, 2003, no non-employee director may receive consulting or other compensation from Tanox, except compensation paid in his or her capacity as a director. The Board has determined that all non-employee directors, including current nominees for our Board, are “independent” as that term is defined by listing requirements of the Nasdaq Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.

Director Nomination Process

Under our Corporate Governance Guidelines, candidates for director are selected for their character, judgment, diversity of experience, acumen, willingness to devote adequate time and effort to board responsibilities and their ability to act on behalf of stockholders. Scientific and industry expertise and familiarity with national and international issues affecting the Company’s industry and business, as well as business in general, are among the relevant criteria. In connection with each director nomination recommendation, the Governance and Nominating Committee of the board will consider the issue of continuing director tenure and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo.

Stockholder candidates that satisfy the foregoing qualification standards will be considered by the Governance and Nominating Committee if received in a timely fashion, provided that the final selection of director nominees is within the sole discretion of the Board of Directors. Stockholders wishing to recommend director candidates for consideration may provide the names and biographical details of candidates, outlining their business and professional experience directly to the Governance and Nominating Committee or to the Committee c/o the Corporate Secretary, Tanox, Inc., 10555 Stella Link, Houston, Texas 77025. All such information regarding stockholder candidates for director must be received not later than December 27, 2004, in order for such persons to be considered for election at the 2005 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During 2003, there were no Compensation Committee interlocks or insider participation.

Board Compensation

Directors who are employees of Tanox receive no additional compensation for serving on the Board of Directors. During 2003, non-employee directors received:

•	an annual retainer of $10,000;

•	$1,500 for each Board meeting attended in person ($2,500 for non-U.S. resident directors);

•	$1,500 for each telephonic Board meeting attended ($1,000 if the meeting requires no advance preparation); and

•	$500 for each board committee meeting attended, in person or by telephone.

Effective January 1, 2004, director compensation was adjusted so that each non-employee director receives an annual retainer of $15,000, the non-executive Chairman of the Board receives an annual retainer of $10,000, the chairman of each Board Committee receives an annual retainer of $7,500, and each Committee member receives an annual retainer of $5,000. In addition, for each Board meeting in excess of the four regular meetings per year, each director receives:

•	$1,500 for each Board meeting attended in person ($2,500 for non-U.S. resident directors); and

•	$1,500 for each telephonic Board meeting attended ($1,000 if the meeting requires no advance preparation).

Directors also receive stock options under the 2000 Non-Employee Director Stock Option Plan. Prior to February 13, 2004, the plan provided that non-employee directors first appointed to the board after June 1, 2001, receive, upon initial election or appointment, an option to acquire shares of common stock, which has a Black-Scholes value of $200,000. Following each annual meeting of stockholders at which directors are elected, the non-employee directors continuing in office would receive options having a Black-Scholes value of $80,000. Subject to stockholder approval, the 2000 Non-Employee Director Stock Option Plan was amended effective February 13, 2004, to provide that new non-employee directors receive, upon initial election or appointment, an option to acquire 20,000 shares of common stock and all non-employee directors continuing in office following each annual meeting of stockholders would receive an option to acquire 10,000 shares. New directors who received their initial option grant within six months prior to the first annual meeting after their appointment would not be eligible for an option following such meeting. All options granted under the 2000 Non-Employee Director Stock Option Plan have exercise prices equal to the fair market value of the common stock on the date of grant, have terms of 10 years (subject to early termination) and vest monthly over 36 months.

PROPOSAL 2

APPROVAL OF AMENDMENT TO TANOX’S

2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

(Item 2 on Proxy Card)

On February 13, 2004, the Board of Directors adopted, subject to stockholder approval, an amendment to the 2000 Non-Employee Directors’ Stock Option Plan, under which our five non-employee directors are eligible to receive options. A copy of the amendment is attached as Appendix A to this proxy statement. As amended, the 2000 Non-Employee Directors’ Stock Option Plan provides that a non-employee director receives, upon initial election or appointment to the Board, an option to acquire 20,000 shares of common stock. Following each annual meeting of stockholders at which directors are elected, the non-employee directors continuing in office would receive options to acquire 10,000 shares of Common Stock. New directors who received their initial option grant within six months prior to the first annual meeting after their appointment would not be eligible for an option following such meeting.

Prior to adoption of the amendment, the 2000 Non-Employee Directors’ Stock Option Plan provided that non-employee directors elected to the board after June 1, 2001, received, upon initial election or appointment, an option to acquire shares of common stock having a Black Scholes value of $200,000. Furthermore, each director continuing in office after an annual meeting of stockholders would receive an option to acquire common stock having a Black Scholes value of $200,000.

All options granted under the 2000 Non-Employee Directors’ Stock Option Plan have exercise prices equal to the fair market value of the common stock on the date of grant, have terms of 10 years (subject to early termination) and vest monthly over 36 months.

Under the amended plan, the following options for Tanox Common Stock have been granted or will be granted following Tanox’s 2003 Annual Stockholders Meeting:

Name of Director	No. of Shares Underlying Option
Nancy T. Chang	—
William Shanahan, Jr..	—
Jeffrey W. Organ	—
Katie-Pat Bowman	—
Matthew Moyle	—
Gregory P. Guidroz	—
Executive Group	—
Non-Executive Director Group	60,000
Non-Executive Officer Employee Group	—

Management believes that the level of stock options provided for under the amendment is more in line with director compensation paid by other companies of similar size in the biopharmaceutical industry.

The Board of Directors recommends that you vote for approval of the Amendment to the 2000 Non-Employee Directors’ Stock Option Plan. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

REPORT OF THE AUDIT COMMITTEE

In the performance of our oversight responsibilities, we have reviewed and discussed Tanox’s audited financial statements for the year ended December 31, 2003, with management and with Ernst & Young LLP, the independent auditors for Tanox. In addition, we discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

We have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young LLP its independence in connection with its audit of Tanox’s most recent financial statements.

Based on these reviews, discussions, and management’s assurances, we recommended to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Each of the three members of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, and the Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as an Appendix to this proxy statement.

Respectfully submitted,

The Audit Committee

Heinz W. Bull (Chairman)

Osama I. Mikhail

William J. Jenkins

Pursuant to Rules of the Securities and Exchange Commission (“SEC”), the foregoing Audit Committee Report is not deemed “filed” with the SEC and is not incorporated by reference into Tanox’s Annual Report on Form 10-K.

INDEPENDENT AUDITORS

On May 17, 2002, the Board of Directors of Tanox, upon the recommendation of its Audit Committee, approved the dismissal of Arthur Andersen LLP (“Andersen”) as the Company’s independent auditors. The Board appointed Ernst & Young LLP as independent auditors on June 24, 2002.

Andersen’s reports on the Company’s consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2001 and through May 17, 2002 (the “Relevant Period”), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K. The Company provided Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 to Tanox’s Current Report on Form 8-K filed with the SEC on May 23, 2002, is a copy of Andersen’s letter, dated May 23, 2002, stating its agreement with such statements.

During the Relevant Period, neither the Company nor anyone acting on its behalf consulted with Ernst & Young regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statement, or (ii) any matters or reportable events as set forth in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the audit of our annual financial statements for 2003 and 2002, including the quarterly review of financials statements included in our Form 10-Qs, were $172,200 and $161,100, respectively.

Audit-Related, Tax and All Other Fees

There were no fees billed by Ernst & Young LLP for audit-related services, tax services or any other services rendered during 2003 or 2002.

Pre-Approval Policy

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors to ensure that the provision of those services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the Committee’s pre-approval authority. The Chairman of the Audit Committee will report any of his pre-approval decisions at the next Audit Committee meeting.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

(Item 3 on Proxy Card)

It is the responsibility of the Audit Committee to select the independent auditors to audit the financial statements of Tanox for the year and to perform such other duties as prescribed from time to time by the Audit Committee. In June 2002, Ernst & Young LLP was appointed as Tanox’s independent auditors for the year 2002. The Audit Committee has reappointed Ernst & Young LLP as independent auditors to perform an audit of Tanox’s consolidated financial statements for the year 2003. The Board of Directors has directed management to submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting. Stockholder ratification of Tanox’s independent auditors is not required by the bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Audit Committee will reconsider whether to retain that firm for the year ended December 31, 2003.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to address the meeting and respond to appropriate questions.

The Board of Directors recommends that you vote for the ratification of the appointment of Ernst & Young LLP as independent auditors for 2004. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

BENEFICIAL OWNERSHIP TABLE

The following table sets forth the number of shares of common stock beneficially owned on February 29, 2004, by each person or entity known to Tanox to be a beneficial owner of 5% or more of its common stock, by each Tanox director and director nominee, by each executive officer named in the Summary Compensation Table below and by all directors, director nominees and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the table.

Name and Address	Number of Shares		% of Class
Nancy T. Chang 10301 Stella Link Houston, Texas 77025	7,118,778	(1)	16.1%
Tse Wen Chang College of Life Sciences National Tsing Hua University Hsinchu, Taiwan, Republic of China	6,599,860	(2)	15.0%
Novartis AG S-202.502 CH-4002 Basel Switzerland	6,373,732	(3)	14.5%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	5,291,600	(4)	12.0%
Osama I. Mikhail	62,451	(5)	*
William J. Jenkins	10,871	(5)	*
Heinz W. Bull	25,871	(5)	*
Peter G. Traber	—		—
Jeffrey W. Organ	70,000	(5)	*
Katie-Pat Bowman	59,150	(5)	*
Matthew Moyle	72,000	(5)	*
Gregory P. Guidroz	6,000	(5)	*
All executive officers and directors, as a group (10 persons)	14,024,981	(5)	31.5%

*	Less than 1%
(1)	Includes (i) 321,224 shares that may be acquired by Dr. N. Chang within 60 days upon the exercise of outstanding stock options, (ii) 34,816 shares held by AMC Ventures, L.P., and (iii) 2,259,794 shares held by Dr. N. Chang as trustee under certain grantor retained annuity trusts. Dr. N. Chang is the President of Apex Enterprises, Inc., the sole general partner of AMC Ventures, L.P. and is the beneficial owner of shares held by that partnership. Of the 4,537,760 shares held directly by Dr. N. Chang, she has entered into prepaid forward sales agreements to sell (i) 250,000 shares with closings to occur in mid-November 2007, and (ii) 500,000 shares with closings to occur on August 29, 2008.
(2)	Includes (i) 5,104 shares that may be acquired by Dr. T. Chang within 60 days upon the exercise of outstanding stock options and (ii) 241,904 shares held in trust by Dr. T. Chang for his children.
(3)	Based on a Schedule 13G filed with the SEC on April 13, 2000.
(4)	Based on a Schedule 13G filed with the SEC on October 10, 2003, Fidelity Management & Research Company, an investment advisor and wholly owned subsidiary of FMR Corp., has sole power to vote and dispose of 4,846,600 shares as a result of acting as investment advisor to various investment companies. Another FMR Corp. subsidiary, Fidelity Management Trust Company, is the beneficial owner of 445,000 shares. Edward C. Johnson, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management & Research and Fidelity Management Trust Company, each has sole power to dispose of the 4,846,600 shares held by Fidelity Management & Research Company and has sole power to vote and dispose of the 445,000 shares held by Fidelity Management Trust Company. One investment company advised by Fidelity Management & Research, Fidelity Growth Company Fund, owns, and has sole power to vote and dispose of, 2,671,000 shares. Members of the Edward C. Johnson 3d family (including Abigail P. Johnson) are the predominant owners of Class B common stock of FMR Corp. representing approximately 49% of the voting power of FMR Corp., and through a voting agreement among the Class B holders maybe be deemed to form a controlling group with respect to FMR Corp.
(5)	Includes 22,871 shares, 10,871 shares, 25,871 shares, 70,000 shares, 59,000 shares, 72,000 shares, 6,000 shares and 598,708 shares that may be acquired by Dr. Mikhail, Dr. Jenkins, Mr. Bull, Mr. Organ, Ms. Bowman, Dr. Moyle, Mr. Guidroz and all executive officers and directors as a group, respectively, within 60 days upon the exercise of outstanding stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Tanox’s directors and executive officers, and persons who own more than 10% of a registered class of Tanox’s equity securities, to file with the SEC and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of Tanox common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Tanox with copies of all Section 16(a) forms they file.

To Tanox’s knowledge, based solely on review of the copies of such reports furnished to it and written representations that such reports accurately reflect all reportable transactions and holdings, during the year ended December 31, 2003, all Section 16(a) reports applicable to its executive officers and directors were filed on a timely basis.

EXECUTIVE COMPENSATION

The following table shows the total compensation paid by Tanox for the years ended December 31, 2003, 2002 and 2001, to Dr. Nancy T. Chang, our Chief Executive Officer, and the executive officers at December 31, 2003 that were the most highly compensated executive officers during 2003 (“named executive officers”).

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position (1)	Year	Salary	Bonus	Other Annual Compensation		Shares Underlying Options Granted	All Other Compensation(2)
Nancy T. Chang President and Chief Executive Officer	2003 2002 2001	$428,752 413,750 391,250	$64,000 52,236 44,016		(3) (3) (3)	50,000 55,000 45,000	$6,035 5,714 4,940

William Shanahan, Jr. Chief Medical Officer	2003 2002 2001	289,168 279,166 270,000	20,000 35,245 27,540	— — —		30,000 30,000 20,000	6,935 5,690 4,868

Jeffrey W. Organ Chief Operating Officer	2003 2002	280,000 255,769	16,000 29,733	— 166,059	(4)	— 175,000	6,035 5,197

Katie-Pat Bowman Vice President, General Counsel and Secretary	2003 2002 2001	196,418 189,166 180,000	16,000 23,882 15,120	— — —		15,000 15,000 20,000	5,515 5,225 4,475

Matthew Moyle Vice President, Research	2003 2002 2001	189,251 180,500 167,708	20,800 22,788 14,087	31,926 104,307 29,247	(5) (5) (5)	20,000 20,000 100,000	5,585 5,149 2,768

Gregory P. Guidroz Vice President, Finance	2003 2002	152,005 63,654	12,000 6,242	— —		30,000 —	5,585 144

(1)	Mr. Organ, Dr. Moyle and Mr. Guidroz joined Tanox on February 11, 2002, January 15, 2001 and July 30, 2002, respectively. Dr. Shanahan resigned from Tanox effective March 5, 2004.
(2)	2003 amounts consist of: matching contributions of $5,000 made pursuant to Tanox’s 401(k) plan for each of the named executive officers, and premiums paid for group term life insurance of $1035, $1,935, $1,035, $515, $329 and $585 on behalf of Drs. Chang and Shanahan, Mr. Organ, Ms. Bowman, Dr. Moyle and Mr. Guidroz, respectively.
(3)	The total incremental cost for perquisites and other personal benefits for Dr. Chang did not exceed $50,000 or 10% of her combined salary and bonus during the year.
(4)	Represents the payment by Tanox of $166,059 for relocation expenses, including a gross-up payment to reimburse him for the estimated taxes attributable to the relocation payment
(5)	The 2003 amount includes compensation in the amount of $31,926, representing that portion of a contingent bonus paid in connection with his hiring, which vested during 2003, including a gross-up payment in connection with related interest forgiven. The 2002 amount includes the payment by Tanox of (a) $51,088 for relocation expenses, including a gross-up payment to reimburse him for the estimated taxes attributable to the relocation payment and (b) compensation in the amount of $53,219, representing that portion of the contingent bonus that vested during 2002, including a gross-up payment in connection with related interest forgiven. The 2001 amount includes the payment by Tanox of (a) $23,191 for relocation expenses, including a gross-up payment to reimburse him for the estimated taxes attributable to the relocation payment and (b) $6,056 representing a gross-up payment related to estimated taxes associated with interest forgiven on a bridge loan provided by Tanox to facilitate his purchase of a home in Houston.

Option Grants During 2003

Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2003	Exercise Price ($/share)	Expiration Date	5% ($)	10% ($)
N. Chang	50,000	10.96%	8.06	2/10/2013	253,445	642,278
W. Shanahan	30,000	6.58%	8.06	2/10/2013	152,067	385,367
J. Organ	—	—	—	—	—	—
K. Bowman	15,000	3.29%	8.06	2/10/2013	76,033	192,683
M. Moyle	20,000	4.39%	8.06	2/10/2013	101,378	256,911
G. Guidroz	30,000	6.58%	8.06	2/10/2013	152,067	385,367

Aggregated Option Exercises in 2003 and Values at December 31, 2003

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
N. Chang	—	—	291,082	114,718	$1,805,720	341,800
W. Shanahan	—	—	56,000	104,000	3,720	205,080
J.Organ	—	—	35,000	140,000	21,700	86,800
K. Bowman	—	—	49,000	71,000	1,860	102,540
M. Moyle	—	—	44,000	96,000	2,480	136,720
G. Guidroz	—	—	—	30,000	—	190,200

(1)	Value of unexercised in-the-money options is based on a value of $14.85 per share, the fair market value on December 31, 2003 of a share of common stock as defined in our stock option plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) is composed of Directors who are not employees of the Company and who have each been found to be “independent” as defined under SEC regulations and applicable Nasdaq listing standards. The Committee is responsible for establishing and administering Tanox’s executive compensation arrangements, including the compensation of the Chief Executive Officer and the other executive officers of Tanox. The Committee’s policies and programs are designed to further Tanox’s goal of increasing shareholder value by motivating and retaining executive officers.

General Compensation Philosophy

The Committee believes that the compensation programs for executive officers of Tanox should be designed to attract, retain and motivate talented executives responsible for the success of Tanox and should be determined within a competitive framework and based on the achievement of strategic Company objectives and individual performance.

The Committee has established the following compensation philosophy for Tanox, as a framework within which decisions about compensation can be made:

“Tanox’s compensation program will be aligned with and support Tanox’s business strategy. Compensation plans will be externally competitive, internally equitable and performance-based.

The direct compensation plans (monetary and nonmonetary) will be designed so that all employees understand how their performance and compensation relates to Tanox’s key performance indicators. It will provide an affordable level of compensation for each employee in exchange for expected levels of performance and results. When Tanox’s business performance exceeds specified targets, total compensation may exceed that offered by the competition. When Tanox does not meet specified targets, total compensation will be below the competitive marketplace.”

Key Elements of Executive Compensation

Each executive officer’s compensation is reviewed on an annual basis and is comprised of three components – base salary, annual bonus and stock options. Executive officers are also eligible to participate in all other Tanox employee benefit programs. The Committee retains independent compensation consultants to evaluate Tanox’s compensation practices and levels for executive officers. The consultants use salary surveys showing competitive compensation practices of other small and mid-level biotechnology and pharmaceutical companies with whom Tanox competes for executive talent.

Base Salary

Subject to approval by the Committee, the base salaries for executive officers are initially set based on negotiation with the individual at the time of recruitment and take into consideration the individual’s area and scope of responsibility along with his or her qualifications and relevant experience. Each executive’s performance is reviewed on an annual basis and changes may be made to their base salary based on individual performance, achievement of corporate goals and comparative data from the independent compensation consultant. The CEO also makes recommendations to the Committee on the base salary to be paid to the other executive officers.

Annual Bonus

Tanox’s executive officers, along with all other employees, were eligible to participate in company-wide annual bonus program during 2003 that was based on the achievement of certain incentive pay objectives for both the corporation and each individual determined at the beginning of the year. The Committee establishes a target bonus percentage of base salary for each executive officer comparable to bonus targets for executives at other small and mid-level biotechnology and pharmaceutical companies based on recommendations from its independent compensation consultant. For 2003, the CEO had a target bonus equal to 40% of her 2003 salary and all other named executive officers had a target bonus equal to 25% of his or her 2003 salary. For 2003, the bonus paid to the CEO was determined solely on performance against corporate incentive pay objectives, while bonuses payable to the other executive officers was based on a combination of performance against corporate incentive pay objectives and performance against individual incentive pay objectives. The aggregate target bonus payout for named executive officers was 34% of their total potential target bonus pool. Actual bonuses paid to executive officers for 2003 were reduced primarily as a result of the delay of clinical trial programs. The named executives were paid 30% of the Company’s total bonus payout for the year 2003.

Stock Options

The Committee believes that an important goal of Tanox’s executive compensation program is to reinforce a sense of ownership and link executive and shareholder interests by providing opportunities to acquire equity in the Company through stock options. Long-term incentive compensation is achieved by granting stock options to executives under Tanox’s 1997 Stock Plan (the “Plan’). The Plan allows for the grant of stock options, stock appreciation rights, performance units and stock awards to employees, advisors and consultants of Tanox. In general, stock options have an exercise price equal to the fair market value of the stock on the date of the grant, vest at the rate of 20% to 25% per year and have a term of 10 years.

The size and nature of equity awards granted to executive officers is determined by the Committee. Initial stock option grants are based on role, position level and competitive industry practice. Subsequent awards reflect position level as well as individual performance. The CEO recommends to the Committee the level of stock options to be awarded to the other executive officers. Sock option awards to executive officers in 2003 were within ranges for their respective positions of other small and mid-level biotechnology and pharmaceutical companies based on comparative data from the independent compensation consultant.

Compensation of the Chief Executive Officer

In setting the 2003 overall compensation for Tanox’s President and Chief Executive Officer, the Committee considered her performance during 2003 and compensation data for CEOs of other small and mid-level biotechnology and pharmaceutical companies from the independent compensation consultant.

Effective February 1, 2003, the CEO’s annual base salary was increased 3.6% from $415,000 to $430,000. The Committee approved this increase based on market data of CEOs at comparable companies as well as performance. The Committee also awarded the CEO a cash bonus of $64,000 for 2003 based on the Company’s performance against corporate incentive pay objectives for the year. This bonus reflected incentive goal achievement and was 37% of the target bonus set for the CEO position for 2003. Consistent with the stock option program discussed above, during 2003 the CEO was granted stock options to acquire 50,000 shares of common stock.

Deductibility of Executive Compensation

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by Tanox to each of its executive officers is expected to be below $1 million and the Committee believes that equity awards granted under the Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to Tanox with respect to the compensation of its executive officers. It is the Committee’s policy to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax law. However, Tanox may from time to time pay compensation to its executive officers that may not be deductible.

The Committee feels confident that these executive compensation policies and programs align with our compensation philosophy and serve the interests of stockholders and Tanox effectively.

Respectfully submitted,

The Compensation Committee

Dr. Osama Mikhail (Chairman)

Dr. Tse Wen Chang

Note: Upon his initial appointment to the Board of Directors on March 19, 2004, Peter G. Traber was also appointed to the Compensation Committee of the Board.

STOCK PERFORMANCE GRAPH

The following performance graph compares the cumulative stockholder return on the common stock of Tanox to the cumulative total return of the Nasdaq Stock Market-U.S. Index and the Nasdaq Biotechnology Index. The graph assumes that the value of the investment in the common stock and each index was $100 at the initial point of each graph and that all dividends were reinvested. The initial point of the graph is (i) April 7, 2000, the first day of trading of the Tanox common stock on the Nasdaq Stock Market following our initial public offering, and (ii) March 31, 2000, for the comparator indices.

Cumulative Total Returns

	4/07/2000	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Tanox	$100.00	$137.50	$64.92	$31.75	$52.11
NASDAQ Stock Market-U.S.	$100.00	$55.25	$43.83	$30.30	$38.39
NASDAQ Biotechnology Index	$100.00	$96.45	$80.83	$44.19	$84.25

OTHER TRANSACTIONS

Prior to enactment of the Sarbanes Oxley Act of 2002 (“S-O Act”), the Company had granted bonuses (in the form of promissory notes) to certain executives and key employees in connection with their hiring, which loans were forgiven over a number of years if the individual continued to be employed by Tanox. The Company had also, in the ordinary course of its business, made loans to certain executive officers and other key employees in connection with their hiring to facilitate their relocation to the area. In accordance with the provisions of the S-O Act, the Company has discontinued the practice of providing bonuses to executive officers in the form of loans or making relocation bridge loans. Prior to enactment of the S-O Act, Tanox had advanced $125,000 to Matthew Moyle in connection with a hiring bonus. The loan, which bears interest at 7% and is “grandfathered” under the S-O Act, had a balance as high as $93,750 during 2003 and a balance of $62,500 at April 8, 2004.

FUTURE STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS

AND STOCKHOLDER COMMUNICATIONS

Advance Notice Required for Stockholder Nominations and Proposals at the 2004 Annual Meeting

Tanox’s By-laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Under our By-laws, except for nominations made by or at the direction of the Board of Directors or the Governance and Nominating Committee, in order to be presented at the 2004 annual stockholders meeting, written notice of director nominations by stockholders must be delivered to Tanox’s Corporate Secretary at 10555 Stella Link, Houston, Texas 77025, no later than May 6, 2004 (10 days after the date this proxy statement is first mailed). The written notice must set forth for each person whom the stockholder proposes to nominate for election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the number of shares of common stock of Tanox beneficially owned by such person; (d) the written consent of such person to have such person’s name placed in nomination at the meeting and to serve as a director if elected; (e) any other information relating to such stockholder that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934 (Regulation 14A); and (f) such other information as may reasonably be required by Tanox to determine the eligibility of such person to serve as a director of Tanox. The stockholder giving the notice must also include: (a) the name and address, as they appear on Tanox’s books, of such stockholder; and (b) the number of shares of common stock that are then beneficially owned by such stockholder.

In the case of other proposals by stockholders for the 2004 annual meeting, the By-laws require that written notice be delivered to Tanox’s Corporate Secretary at its executive offices not later than May 5, 2004. The stockholder’s notice to the Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of such stockholder; (c) the number of shares of Tanox common stock beneficially owned by such stockholder; (d) any material interest of the stockholder in the business proposed; and (e) any other information required to be provided by the stockholder under Regulation 14A.

Business timely submitted by a stockholder in accordance with the foregoing procedures will be considered at the annual meeting of stockholders, unless the Board of Directors determines that the proposed business should not be conducted at the annual meeting.

Stockholder Proposals for the 2005 Annual Meeting

If you wish to submit a stockholder proposal for inclusion in Tanox’s proxy statement and form of proxy for our 2005 annual meeting of stockholders, we must receive it at our executive offices, 10555 Stella Link, Houston, Texas 77025, to the attention of the Corporate Secretary, not later than December 27, 2004.

Stockholder Communications with the Board of Directors

Tanox welcomes communications from stockholders to the Board of Directors. Such communications should be addressed to the Secretary of the Company, Tanox, Inc., 10555 Stella Link, Houston, Texas 77025, who will review it to determine proper handling. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee.

APPENDIX A

AMENDMENT NO. 2

TO

2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

THIS AMENDMENT NO. 2 by Tanox, Inc. (the “Company”),

WITNESSETH:

WHEREAS, the Company maintains the Tanox, Inc. 2000 Non-Employee Directors’ Stock Option Plan, as amended by Amendment No. 1 thereto dated May 16, 2001 (the “Plan”); and

WHEREAS, the Company retained the right in Section 12 of the Plan for the Board of Directors of the Company to amend the Plan from time to time; and

WHEREAS, the Board of Directors approved resolutions on February 13, 2004, amending the Plan as set forth below;

NOW, THEREFORE, the Company agrees that, effective February 13, 2004, the Plan is amended as follows, subject in all respects to the approval hereof by the stockholders of the Company at the annual meeting of stockholders to be held in 2004 and no Option awarded hereunder may be exercised unless and until such approval is granted:

1. Section 2 of the Plan is hereby amended to delete the definition “Black Scholes Value.”

2. Section 6 of the Plan is hereby amended to read as follows in its entirety:

“6. Non-Discretionary Grants.

(a) Initial Grant. After February 13, 2004, each person who is elected or appointed to be a Non-Employee Director for the first time automatically shall, upon the date of his or her election or appointment, be granted an Option to purchase 20,000 shares of Common Stock on the terms and conditions set forth herein.

(b) Subsequent Grant. Beginning with the 2004 annual meeting of stockholders, each person who is a Non-Employee Director immediately following any annual meeting of stockholders of the Company at which Directors are elected, and who has not received a grant under Section 6(a) within the preceding six months, shall automatically be granted, on the date of such annual meeting, an Option to purchase 10,000 shares of Common Stock on the terms and conditions set forth herein.”

IN WITNESS WHEREOF, the Company has executed this Amendment this 13th day of February 2004.

TANOX, INC.

By:	/s/ Gregory P. Guidroz
Name: Gregory P. Guidroz
Title: Vice President—Finance

TANOX INC.

ANNUAL MEETING OF STOCKHOLDERS – JUNE 4, 2004

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nancy T. Chang and Katie-Pat Bowman as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and vote all shares of Common Stock of Tanox, Inc. held of record by the undersigned on April 8, 2004, at the Annual Meeting of Stockholders to be held on June 4, 2004, and at any adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TANOX, INC.

June 4, 2004

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

PROPOSAL 1. ELECTION OF DIRECTORS

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2007
☐	FORALL NOMINEES	☐	Osama I. Mikhail
		☐	Peter G. Traber
☐	WITHHOLDAUTHORITY FOR ALL NOMINEES

☐	FORALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

		FOR	AGAINST	ABSTAIN
PROPOSAL 2.	TO APPROVE AN AMENDMENT TO THE 2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN.	☐	☐	☐

PROPOSAL 3.	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 2004.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

Unless otherwise specified, this Proxy will be voted “FOR” the Nominees proposed by the Board of Directors, “FOR” approval of the amendment to the 2000 Non-Employee Directors’ Stock Option Plan, and “FOR” the ratification of the selection of independent auditors and in the discretion of the persons named as Proxies on all other matters which may properly come before the Annual Meeting or any adjournments thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

IMPORTANT

PLEASE MARK, SIGN BELOW, DATE, AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please mark here if you plan to attend the

2004 Annual Meeting of Stockholders.  ☐

Signature of Stockholder	Date

Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.